Exhibit 2.2

EXECUTION COPY

SALE SUPPLEMENT

(Shuttle 1)

dated as of December 17, 2013

between

NATIONSTAR MORTGAGE LLC, as Seller,

and

ADVANCE PURCHASER LLC, as Purchaser

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TABLE OF CONTENTS

(Continued)

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TABLE OF CONTENTS

(Continued)

Page

Exhibit A	Form of Monthly Remittance Report

Schedule I	Servicing Agreements
Schedule II	Reserved
Schedule III	Reserved
Schedule IV	SPS Subservicing Agreement
Schedule V	Non-Facility Eligible Servicing Agreements
Schedule VI	Funding Schedule
Schedule VII	Call Assets

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SALE SUPPLEMENT (Shuttle 1)

This Sale Supplement (Shuttle 1), dated as of December 17, 2013 (this “Sale Supplement”), is between Nationstar Mortgage LLC, a Delaware limited liability company (“Seller”), and Advance Purchaser LLC, a Delaware limited liability company (“Purchaser”):

WITNESSETH:

WHEREAS, Seller and Purchaser are parties to that certain Master Servicing Rights Purchase Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), with respect to the sale by Seller and the purchase by Purchaser of the Servicing Rights and other assets;

WHEREAS, this Sale Supplement shall constitute a “Group 1” Sale Supplement for purposes of the Agreement; and

WHEREAS, Seller and Purchaser desire to enter into the transactions described in the Agreement as supplemented by this Sale Supplement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants herein contained, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS; REFERENCE TO MASTER SERVICING RIGHTS PURCHASE AGREEMENT

1.1 Definitions. (a) For purposes of this Sale Supplement, the following capitalized terms shall have the respective meanings set forth or referenced below:

“Additional Servicing Advance Receivable” shall have the meaning set forth in Section 3.3.

“Advance SPE Purchase Price” shall mean an amount equal to the consolidated net book value as of the Closing Date of all assets and liabilities of the Advance SPEs (in any case, determined without giving effect to the transfer of any Specified Receivables).

“Advance SPE” means each of (i) NRZ Servicer Advance Facility Transferor CS, LLC, a Delaware limited liability company and (ii) NRZ Servicer Advance Facility Transferor BC, LLC, a Delaware limited liability company.

“Advance SPE Issuer” means each of (i) NRZ Servicer Advance Receivables Trust CS, a Delaware statutory trust (the “CS Advance SPE Issuer”) and (ii) NRZ Servicer Advance Receivables Trust BC (the “Barclays Advance SPE Issuer”), a Delaware statutory trust.

“Applicable Requirements” shall mean and include, as of the time of reference, with respect to any Mortgage Loans, all of the following: (a) all contractual obligations of Seller in the Mortgage Loan Documents, in the applicable Servicing Agreements and the applicable Underlying Documents to which Seller is a party or by which Seller is bound or for which it is responsible and (b) all Applicable Laws binding upon Seller in each jurisdiction which is applicable to the context or situation to which the Applicable Requirements apply.

“Assumed Liabilities” shall have the meaning set forth in Section 2.4.

“Base Fee Percentage” means a percentage equal to 0.02% divided by the Servicing Fee Rate.

“Call Assets” shall have the meaning set forth in Section 11.1.

“Call Asset Closing” shall have the meaning set forth in Section 11.3.

“Call Notice” shall have the meaning set forth in Section 11.2.

“Call Right” shall have the meaning set forth in Section 11.1.

“Closing Date” means December 17, 2013.

“Closing Statement” means the statement delivered by Seller to Purchaser on or before the Closing Date setting forth the good faith calculation of the Estimated Purchase Price.

“Consent Period” means, for each Deferred Servicing Agreement and each related Deferred Servicing Right, the period, if any, from and including the Closing Date to and including the related Servicing Transfer Date.

“Current Excess Servicing Spread” shall, with respect to any Mortgage Loans and Servicing Agreement, have the meaning set forth in the related Current Excess Servicing Spread Acquisition Agreement.

“Current Excess Servicing Spread Acquisition Agreement” means each of (i) that certain Current Excess Servicing Spread Acquisition Agreement for Non-Agency Mortgage Loans, dated as of January 6, 2013, between Nationstar Mortgage LLC, as seller, and MSR XII LLC, as purchaser, as amended, restated, supplemented or otherwise modified from time to time, (ii) that certain Current Excess Servicing Spread Acquisition Agreement for Non-Agency Mortgage Loans, dated as of January 6, 2013, between Nationstar Mortgage LLC, as seller, and MSR XIII LLC, as purchaser, as amended, restated, supplemented or otherwise modified from time to time, (iii) that certain Current Excess Servicing Spread Acquisition Agreement for Non-Agency Mortgage Loans, dated as of November 4, 2013, between Nationstar Mortgage LLC, as seller, MSR XXIII LLC, as a purchaser, MSR XXIII 1 LLC, as a purchaser and MSR XXIII 2 LLC, as a purchaser, as amended, restated, supplemented or otherwise modified from time to time and (iv) that certain Current Excess Servicing Spread Acquisition Agreement for Non-Agency Mortgage Loans, dated as of December 3, 2013, between Nationstar Mortgage LLC, as seller, MSR XXIV LLC, as a purchaser, MSR XXIV 1 LLC, as a purchaser and MSR XXIV 2 LLC, as a purchaser, as amended, restated, supplemented or otherwise modified from time to time.

“Current Excess Servicing Spread Buyer” shall mean, with respect to any Current Excess Servicing Spread Acquisition Agreement, each “Purchaser” set forth in the related Current Excess Servicing Spread Acquisition Agreement.

“Cut-off Date” means December 17, 2013.

“Deferred Mortgage Loan” means a mortgage loan subject to a Deferred Servicing Agreement.

“Deferred Servicing Agreement” means, as of any date of determination, each Servicing Agreement that is not a Transferred Servicing Agreement on such date. For avoidance of doubt, on the Closing Date each Servicing Agreement is a Deferred Servicing Agreement.

“Deferred Servicing Right” means, as of any date of determination, each Servicing Right arising under a Servicing Agreement that is a Deferred Servicing Agreement on such date.

“Excluded Amounts” means all Total Servicing Spread.

“Excluded Liabilities” shall have the meaning set forth in Section 2.4(c).

“Fannie Mae” means the Federal National Mortgage Association, or any successor thereto.

“Indemnified Person” means, a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.

“Indemnifying Person” means the Seller pursuant to Section 8.1 or the Purchaser pursuant to Section 8.2, as the case may be.

“Initial Servicing Advance Receivable” shall have the meaning set forth in Section 3.3.

“Investor” means, with respect to any Securitization Transaction, any holder or other beneficial owner of any securities issued by the related Trust.

“Liability” shall have the meaning set forth in Section 8.1.

“Monthly Remittance Report” means, with respect to each Deferred Servicing Agreement, a report substantially in the form attached as Exhibit A to this Sale Supplement or in such other form as may be agreed to by Seller and Purchaser from time to time.

“Monthly Servicing Oversight Report” means a report with respect to all of the Deferred Servicing Agreements and related Mortgage Loans in such form as may be agreed to by Seller and Purchaser from time to time.

“MSR Purchase Price” means, for each Servicing Agreement, $0.00.

“Net Specified Amounts” means, in respect of any calendar month, the excess of (i) the Specified Amounts for such month over (ii) the Seller Monthly Servicing Fee for such calendar month.

“P&I Advance” means any “P&I Advances,” “Monthly Advances” (each as defined in the applicable Transferred Servicing Agreement or any other similar term therein) or, if not defined therein, advances in respect of principal or interest for which Servicer has a right of reimbursement under the applicable Transferred Servicing Agreement.

“Purchase Price” means the sum of (a) the aggregate MSR Purchase Price for all of the Servicing Agreements and (b) the Advance SPE Purchase Price.

“Purchaser Indemnified Party” shall have the meaning set forth in Section 8.2.

“Rights to MSRs” means, for each Servicing Agreement, each of the following assets:

(a) all Servicing Fees payable to Seller (including the “Base Servicing Fee” as defined under any related “Current Excess Servicing Spread Acquisition Agreement”) as of or after the Closing Date under such Servicing Agreement and the right to receive all Servicing Fees accruing and payable as of or after the Closing Date under such Servicing Agreement (including any rights to DSF arising in connection therewith if any such Servicing Fees remain accrued and unpaid on the related monthly remittance date following the related due date);

(b) the right to purchase the Servicing Rights pursuant to Section 2.2 of this Sale Supplement;

(c) any proceeds of any of the foregoing; and

(d) unless and until the Seller demonstrates to the reasonable satisfaction of the Purchaser that Seller is able to bifurcate deferred servicing fees between the portion thereof in respect of Excluded Amounts and the portion thereof that are not Excluded Amounts, all deferred servicing fees arising under the Servicing Agreements in respect of the Excluded Amounts, not including any Current Excess Servicing Spread sold to the Current Excess Servicing Spread Buyer (and such deferred servicing fees attributable to Excluded Amounts shall be included in “DSF” for all purposes of the Agreement and this Sale Supplement notwithstanding the definition of “DSF” in the Agreement), provided, that “Rights to MSRs” shall not include any rights to exercise any optional termination or clean up call provisions under such Servicing Agreements, it being understood, however that Seller may not exercise any optional termination or clean-up call without causing payment to the related Advance SPE Issuer of all DSF and Servicer Advance Receivables amounts unpaid under the related Servicing Agreement, unless such receivables are not owned by an Advance SPE Issuer in which case they must be paid to Advance Purchaser or its appropriate affiliate.

“Sale Date” means, for each Servicing Advance Receivable, the date on which such Servicing Advance Receivable is transferred to Purchaser pursuant to Section 3.3.

“Seller Indemnified Party” shall have the meaning set forth in Section 8.1.

“Seller Monthly Servicing Fee” shall have the meaning set forth in Section 7.1.

“Servicing Advance Financing Agreements” means the following:

(i) the Indenture dated as of July 1, 2013 among Nationstar Servicer Advance Receivables Trust 2013-CS, as issuer, Wells Fargo Bank, National Association, as indenture trustee, the Seller, as Servicer and Administrator and the “Administrative Agents” from time to time parties thereto, and each other “Transaction Document” as such term is defined therein, in each case as the same may be amended, extended, refinanced, replaced or restructured from time to time; and

(ii) the Indenture dated as of September 19, 2013 among Nationstar Servicer Advance Receivables Trust 2013-BC, as issuer, Wells Fargo Bank, National Association, as indenture trustee, the Seller, as Servicer and Administrator and the “Administrative Agents” from time to time parties thereto, and each other “Transaction Document” as such term is defined therein, in each case as the same may be amended, extended, refinanced, replaced or restructured from time to time.

“Servicing Advance Payment Date” means (i) with respect to any Servicing Advance other than a P&I Advance, any “Funding Date” therefor under the applicable Servicing Advance Financing Agreement and (ii) with respect to any Servicing Advance that is a P&I Advance, the date on which such Servicing Advance is required to be made under the related Servicing Agreement. If there are no

Servicing Advance Financing Agreements or if there are no “Funding Dates” occurring under Servicing Advance Financing Agreements, the “Servicing Advance Payment Date” for Additional Servicing Advance Receivables shall be dates mutually agreed upon between the Seller and the Purchaser as contemplated on Schedule VI hereto.

“Servicing Advance Receivable Purchase Price” means, with respect to each Servicing Advance Payment Date, for each Servicing Advance Receivable that has arisen since the last Servicing Advance Payment Date, the outstanding amount that is reimbursable under the related Servicing Agreement with respect to such Servicing Advance Receivable as of such Servicing Advance Payment Date.

“Servicing Agreement” means each of the servicing agreements related to the transactions described on Schedule I governing the rights, duties and obligations of Seller as servicer under such agreements.

“Servicing Fee Collections” means, for any calendar month in respect of the Deferred Servicing Agreements, any collections in respect of any Servicing Fees received and remitted to the Purchaser in respect of such calendar month (other than collections in respect of DSF).

“Servicing Fee Rate” means 0.235% per annum.

“Servicing Rights Assets” shall have the meaning set forth in Section 2.2.

“Servicing Transfer Date” means, with respect to each Servicing Agreement, the date on which all of the Third Party Consents related to such Servicing Agreement necessary to transfer the related Servicing Rights to Seller are received, all other conditions precedent thereto have been satisfied, and the Purchaser has agreed in writing that it is the “Servicer” thereunder or such later date mutually agreed to by Seller and Purchaser.

“Special Damages” shall have the meaning set forth in Section 8.3(d).

“Specified Amounts” means, in respect of any calendar month, the sum of (i) the Servicing Fee Collections for such month and (ii) the aggregate principal balance of indebtedness that the Purchaser (or any applicable subsidiary thereof) was able to borrow during such month against the pledge of DSF arising in connection with the Rights to MSRs during such calendar month.

“Specified Receivables” means the Servicing Advance Receivables and DSF transferred by the Seller to an Advance SPE prior to the Closing Date in respect of which no Funding Date has occurred on or prior to the Closing Date.

“SPS Subservicing Agreement” means the Subservicing Agreement dated as of June 28, 2013 between Nationstar Mortgage LLC and Select Portfolio Servicing, Inc. attached as Schedule IV hereto.

“Sub-Administration Agreement” means that certain Sub-Administration Agreement, dated as of the date hereof, between the Servicer and Nationstar, as the same may be amended, restated, supplemented or otherwise modified from time to time from time to time.

“Subservicing Agreement” means that certain Master Subservicing Agreement, dated on or after the date hereof, between the Seller, as subservicer, and the Purchaser, as servicer, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Subservicing Supplement” means a Subservicing Supplement entered into between the Seller and the Purchaser on or after the date hereof in connection with the transactions contemplated hereby.

“Summary Schedule” shall have the meaning set forth in Section 4.5(a).

“Termination Event” means the occurrence of any one or more of the following events (whatever the reason for the occurrence of such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) Seller fails to remit any payment required to be made under the terms of this Sale Supplement (to the extent not resulting solely from Purchaser failing to purchase a Servicing Advance Receivable required to be purchased by Purchaser under this Sale Supplement) or any Current Excess Servicing Spread Acquisition Agreement, which continues unremedied for a period of one (1) Business Day after the date on which written notice of such failure shall have been given by Purchaser to Seller;

(b) Seller fails to deliver any required information or report in a manner that is complete in all material respects as required pursuant to this Sale Supplement in the manner and time frame set forth herein, which failure continues unremedied for a period of two (2) Business Days after the date on which written notice of such failure shall have been given to Seller by Purchaser;

(c) Seller fails to observe or perform in any material respect any other covenant or agreement of Seller set forth in the Agreement, this Sale Supplement or any Current Excess Servicing Spread Acquisition Agreement, which failure continues unremedied for a period of thirty (30) days after the date on which written notice of such failure shall have been given to Seller by Purchaser; provided, however, in the event that any such default is incurable by its own terms or such failure was willfully or intentionally made by the Seller, a Termination Event shall be deemed to occur immediately hereunder without regard to the thirty (30) day cure period set forth above;

(d) a material breach by Seller of any representation and warranty made by it in the Agreement, this Sale Supplement (other than a representation contained in Section 4.9 of this Sale Supplement) or any Current Excess Servicing Spread Acquisition Agreement, which breach continues unremedied for a period of thirty (30) days after the date on which written notice of such failure shall have been given to Seller by Purchaser; provided, however, in the event that any such default is incurable by its own terms or such failure was willfully or intentionally made by the Seller, a Termination Event shall be deemed to occur immediately hereunder without regard to the thirty (30) day cure period set forth above;

(e) Seller fails to maintain residential primary servicer ratings for subprime loans of at least “Average” by Standard & Poor’s Rating Services, a division of Standards & Poor’s Financial Services LLC (or its successor in interest);

(f) Seller ceases to be a Fannie Mae, Freddie Mac or FHA approved servicer;

(g) the occurrence of any of the items set forth in clauses (ii) or (iii) of the definition of Material Adverse Effect;

(h) any of the conditions specified in the applicable “Servicer Default”, “Servicer Event of Default,” “Event of Default,” “Servicing Default” or “Servicer Event of Termination” or similar sections of any Deferred Servicing Agreement or any related Underlying Document shall have occurred with respect to Seller for any reason not caused by Purchaser (other than as a result of any delinquency or loss trigger which was already triggered as of the Closing Date with respect to such Deferred Servicing Agreement); provided that Seller shall be entitled to any applicable cure period set forth in such Deferred Servicing Agreement or Underlying Document;

(i) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against Seller and such decree or order shall have remained in force undischarged or unstayed for a period of thirty (30) days;

(j) Seller shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to Seller or of or relating to all or substantially all of its property;

(k) Seller shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors or voluntarily suspend payment of its obligations;

(l) the occurrence of any “Facility Early Amortization Event”, “Event of Default” or “Target Amortization Event” under and as defined in each Servicing Advance Financing Agreement by or related to the Seller and the breach of any portfolio test therein (including, without limitation, any reimbursement rate trigger and/or any interest coverage trigger);

(m) the occurrence of any “Termination Event” under any other Sale Supplement;

(n) Seller shall deliver any information to Purchaser in connection with this Agreement that is inaccurate and Purchaser determines acting reasonably that such inaccurate information has caused a “material weakness” of the financial reporting of Purchaser, New Residential Investment Corp. or any Subsidiary thereof; or

(o) with respect to any Servicing Agreement, any related Current Excess Servicing Spread Buyer exercizes “Control” in respect the “Third Party Controlled Current Spread Custodial Account” maintained pursuant to the related Current Excess Servicing Spread Acquisition Agreement as permitted under such Current Excess Servicing Spread Acquisition Agreement.

“Third-Party Claim” shall have the meaning set forth in Section 8.3(b).

“Transferred Assets” means the Rights to MSRs, the Advance SPEs and the Transferred Servicing Rights.

“Transferred Receivables Assets” shall have the meaning set forth in Section 3.3.

“Transferred Servicing Agreement” means, as of any date of determination, a Servicing Agreement with respect to which the related Servicing Rights have been transferred to Purchaser pursuant to Section 2.2 of this Sale Supplement or to its designee in accordance with the terms of this Sale Supplement on or prior to such date. For the avoidance of doubt, on the Closing Date no Servicing Agreement is a Transferred Servicing Agreement.

“Transferred Servicing Rights” means, as of any date of determination, any Servicing Rights that have been transferred to Purchaser pursuant to Section 2.2 of this Sale Supplement on or prior to such date.

“Total Servicing Spread” shall, with respect to any Mortgage Loans and Servicing Agreement, have the meaning set forth in the related Current Excess Servicing Spread Acquisition Agreement.

“UCC” shall have the meaning set forth in Section 3.3.

“Underlying Documents” means each PSA related to the transactions described on Schedule I.

(b) Any capitalized term used but not defined in this Sale Supplement shall have the meaning assigned to such term in the Agreement.

1.2 Reference to the Master Servicing Rights Purchase Agreement. Each of Seller and Purchaser agrees that (a) this Sale Supplement is a “Sale Supplement” executed pursuant to Section 2.1 of the Agreement, (b) the terms of this Sale Supplement are hereby incorporated into the Agreement with respect to the Servicing Agreements and the related Mortgage Loans to the extent set forth therein and herein, and (c) the terms of this Sale Supplement apply to the Servicing Agreements specified herein and not to any other “Servicing Agreement” as that term is used in the Agreement. In the event of any conflict between the provisions of this Sale Supplement and the Agreement, the terms of this Sale Supplement shall prevail.

ARTICLE 2

PURCHASE AND SALE OF SERVICING RIGHTS AND RIGHTS TO MSRS; ASSUMED

LIABILITIES

2.1 Assignment and Conveyance of Rights to MSRs.

(a) As of the Closing Date, subject to the terms and conditions set forth in the Agreement and this Sale Supplement, Seller does hereby sell, convey, assign and transfer to Purchaser, without recourse except as provided herein, free and clear of any Liens, all of its right, title and interest in and to all of the Rights to MSRs for each of the Servicing Agreements.

(b) On and after the Closing Date, Purchaser shall be obligated to maintain a complete and accurate list of Servicing Agreements that are Deferred Servicing Agreements and Transferred Servicing Agreements, as the same shall be amended and modified from time to time in connection with Deferred Servicing Agreements becoming Transferred Servicing Agreements as contemplated by the terms and provisions of this Sale Supplement. The list of Deferred Servicing Agreements and Transferred Servicing Agreements maintained by Purchaser under this Section 2.1(b) shall be (x) available for inspection by Seller at any time during normal business hours and (y) presumed to be accurate absent manifest error on the part of Purchaser.

2.2 Automatic Assignment and Conveyance of Servicing Rights. As of the Servicing Transfer Date with respect to each Servicing Agreement, Seller does hereby sell, convey, assign and transfer to Purchaser, without recourse except as provided herein, free and clear of any Liens, without further action by any Person, all of its right, title and interest in and to the following assets (the “Servicing Rights Assets”):

(a) the Servicing Rights in respect of all of the Mortgage Loans and REO Properties related to such Servicing Agreement, in each case together with all related security, collections and payments thereon and proceeds of the conversion, voluntary or involuntary of the foregoing;

(b) all Ancillary Income and Prepayment Interest Excess received as of or after the related Servicing Transfer Date under such Servicing Agreements;

(c) all Custodial Accounts and Escrow Accounts related to such Servicing Agreement and amounts on deposit therein;

(d) all files and records in Seller’s possession or control, including the related database, relating to the Servicing Rights Assets specified in clauses (a), (b) and (c);

(e) all causes of action, lawsuits, judgments, claims, refunds, choses in action, rights of recovery, rights of set-off, rights of recoupment, demands and any other rights or claims of any nature, whether arising by way of counterclaim or otherwise, available to or being pursued by Seller to the extent related exclusively to such Servicing Rights Assets and/or the Assumed Liabilities;

(f) any rights to exercise any optional termination or clean-up call provisions under such Servicing Agreements, other than any rights of Seller to exercise any optional termination or clean-up call provisions under a Servicing Agreements in its capacity as a master servicer (except to the extent that the Seller is identified as the “Master Servicer” but performs the primary servicing function with respect to the related Mortgage Loans); and

(g) any proceeds of any of the foregoing.

2.3 MSR Purchase Price. Subject to the conditions set forth in this Sale Supplement and the Agreement, as consideration for the purchase of the Rights to MSRs and the Servicing Rights Assets, on the Closing Date, Purchaser shall pay the MSR Purchase Price for each Servicing Agreement to Seller in immediately available funds to an account designated in writing by Seller to Purchaser.

2.4 Assumed Liabilities and Excluded Liabilities.

(a) Upon the terms and subject to the conditions set forth herein and in the Agreement, Purchaser shall assume, (i) the obligation to pay the Servicing Advance Receivables Purchase Price and the other obligations on account of the Servicing Agreements set forth in the Agreement and this Sale Supplement and (ii) as of or after the Servicing Transfer Date for each Servicing Agreement, all of the duties, obligations, and liabilities of Seller (other than the Excluded Liabilities) as servicer under each such Servicing Agreement accrued and pertaining solely to the period from and after such Servicing Transfer Date (the “Assumed Liabilities”).

(b) Purchaser hereby agrees to act as servicer under each Servicing Agreement following the related Servicing Transfer Date and assumes responsibility for the due and punctual performance and observance of each covenant and condition to be performed or observed by the servicer under the applicable Servicing Agreement, including the obligation to service each Mortgage Loan in accordance with the terms of the related Servicing Agreement;

provided, however, that the parties hereto acknowledge and agree that neither Purchaser nor any successor servicer assumes any liabilities of Seller, or any obligations of Seller relating to any period of time prior to the applicable Servicing Transfer Date. Seller hereby acknowledges that neither this Sale Supplement nor the Agreement limits or otherwise releases it from its liabilities for its acts or omissions as the servicer under the Servicing Agreements prior to the related Servicing Transfer Date. Purchaser hereby acknowledges that Seller shall have no further obligation as servicer under any of the Servicing Agreements on and after the related Servicing Transfer Date, except to the extent set forth in this Sale Supplement, the Agreement, the Subservicing Agreement and the Subservicing Supplement.

(c) Notwithstanding anything to the contrary contained herein, Purchaser does not assume any duties, obligations or liabilities of any kind, whether known, unknown, contingent or otherwise, (i) not relating to the Transferred Servicing Rights or the Assumed Liabilities, (ii) attributable to any acts or omissions to act taken or omitted to be taken by Seller (or any of its Affiliates, agents, contractors or representatives, including, without limitation, any subservicer of the Mortgage Loans) prior to the applicable Servicing Transfer Date, (iii) attributable to any actions, causes of action, claims, suits or proceedings or violations of law or regulation attributable to any acts or omissions to act taken or omitted to be taken by Seller (or any of its Affiliates, agents, contractors or representatives, including, without limitation, any subservicer of the Mortgage Loans) prior to the applicable Servicing Transfer Date, (iv) relating to any representation and warranty made by Seller or any of its Affiliates with respect to the related Mortgage Loans or the Transferred Assets under the Servicing Agreements or (v) relating to the Seller’s capacity as “Administrator” of any Advance SPE Issuer or as a member of any Advance SPE prior to the date hereof (the “Excluded Liabilities”). Without limiting the generality of the foregoing, it is not the intention that the assumption by Purchaser of the Assumed Liabilities shall in any way enlarge the rights of any third parties relating thereto. Nothing contained in the Agreement or this Sale Supplement shall prevent any party hereto from contesting matters relating to the Assumed Liabilities with any third party obligee.

(d) From and after the related Servicing Transfer Date, except as otherwise provided for in Section 8.3 of this Sale Supplement, (i) Purchaser shall have complete control over the payment, settlement or other disposition of the Assumed Liabilities and the right to commence, control and conduct all negotiations and proceedings with respect thereto, subject to the terms of the related Servicing Agreements and (ii) Seller shall have complete control over the payment, settlement or other disposition of the Excluded Liabilities and the right to commence, control and conduct all negotiations and proceedings with respect thereto. Except as otherwise provided in this Sale Supplement, (i) Seller shall promptly notify Purchaser of any claim made against Seller with respect to the Assumed Liabilities or the Transferred Assets and shall not voluntarily make any payment of, settle or offer to settle, or consent or compromise or admit liability with respect to, any Assumed Liabilities or Transferred Assets without the prior written consent of Purchaser and (ii) Purchaser shall promptly notify Seller of any claim made against Purchaser with respect to the Excluded Liabilities and shall not voluntarily make any payment of, settle or offer to settle, or consent or compromise or admit liability with respect to, any Excluded Liabilities without the prior written consent of Seller.

2.5 Remittance of Servicing Fees and Related Amounts. On each Fee Remittance Date, the Seller shall remit to an account designated by the Purchaser any collections in respect of any Servicing Fees for a month received by the Seller during the prior monthly collection period (other than collections in respect of DSF). Notwithstanding the foregoing, collection and remittance of all collections on account of DSF shall be made in accordance with Section 3.6. If any Current Excess Servicing Spread Buyer excercizes “Control” of the “Third Party Controlled Cusotidal Account” pursuant to and in accordance with any Current Excess Servicing Spread Acquisition Agreement related to the Servicing Agreements, the Seller shall remit to Purchaser (and shall direct in writing any applicable depositary institution to remit to the Purchaser directly), any payments on account of the “Base Servicing Fee” thereunder directly to the

Purchaser. If a Termination Event has occurred, the Seller shall, following Purchaser’s request therefor, withdraw from time to time collections on the Servicing Fees from the “Third Party Controlled Current Spread Custodial Account” maintained pursuant to a Current Excess Servicing Spread Acquisition Agreement amount in respect of the “Base Servicing Fee” thereunder as permitted by the related Current Excess Servicing Spread Acquisition Agreement and remit such amounts to the Purchaser as payments on account of the Servicing Fees in respect of the Servicing Agreements.

2.6 Payment of Estimated Purchase Price. Subject to the conditions set forth in this Sale Supplement and the Agreement, Purchaser shall pay the Estimated Purchase Price to Seller at the Closing in immediately available funds to an account designated in writing by Seller to Purchaser. The Estimated Purchase Price shall be reconciled to the final Purchase Price in accordance with Section 2.5 of the Agreement.

ARTICLE 3

PURCHASE AND SALE OF SERVICING ADVANCE RECEIVABLES AND ADVANCE SPES

3.1 Purchase and Sale of Advance SPEs. As of the Closing Date, subject to the terms and conditions set forth in the Agreement and this Sale Supplement, Seller does hereby sell, convey, assign and transfer to Purchaser, without recourse except as provided herein, free and clear of any Liens, all of its right, title and interest in and to each of the Advance SPEs.

3.2 Advance SPE Purchase Price. Subject to the conditions set forth in this Sale Supplement and the Agreement, as consideration for the purchase of the Advance SPEs, Purchaser shall pay the Advance SPE Purchase Price to Seller in immediately available funds to an account designated in writing by Seller to Purchaser.

3.3 Assignment and Conveyance of Servicing Advance Receivables. Commencing on the Closing Date, and continuing until the close of business on the earlier of the related Servicing Transfer Date or date of Seller’s termination as servicer pursuant to such Servicing Agreement, subject to the terms and conditions set forth in the Agreement and this Sale Supplement, Seller hereby sells, conveys, assigns and transfers to Purchaser, and Purchaser acquires from Seller, without recourse except as provided herein and in the Servicing Advance Financing Agreements to which Seller is a party, free and clear of any Liens, all of Seller’s right, title and interest, whether now owned or hereafter acquired, in, to and under each Servicing Advance Receivable (i) in existence on the Closing Date that arose under the Servicing Agreements and is owned by Seller as of the Closing Date (in each case, to the extent not previously transferred to an Advance SPE), if any (the “Initial Servicing Advance Receivables”), (ii) in existence on any Business Day on or after the Closing Date that arises under any Servicing Agreement prior to the earlier of the related Servicing Transfer Date or date of Seller’s termination as servicer pursuant to such Servicing Agreement (“Additional Servicing Advance Receivables”), and (iii) in the case of both Initial Servicing Advance Receivables and Additional Servicing Advance Receivables, all monies due or to become due and all amounts received or receivable with respect thereto and all proceeds (including “proceeds” as defined in the Uniform Commercial Code in effect in all applicable jurisdictions (the “UCC”)), together with all rights of Seller to enforce such Initial Servicing Advance Receivables and Additional Servicing Advance Receivables (collectively, the “Transferred Receivables Assets”). Until the related Servicing Transfer Date, Seller shall, automatically and without any further action on its part, sell, assign, transfer and convey to Purchaser, on each Business Day, each Additional Servicing Advance Receivable not previously transferred to Purchaser and Purchaser shall, automatically and without further action on its part, purchase each such Additional Servicing Advance Receivable. The Purchaser shall pay the Seller the Servicing Advance Receivables Purchase Price in accordance with Section 3.4. The parties acknowledge and agree that so long as the Servicing Advance Receivables with respect to a Servicing

Agreement are being sold by Purchaser to the Advance SPEs pursuant to the Servicing Advance Financing Agreements, the sale of such Servicing Advance Receivables by Seller to Purchaser shall be made pursuant to and in accordance with the provisions of the Servicing Advance Financing Agreements, and Seller covenants and agrees to comply with the provisions of such Servicing Advance Financing Agreements with respect to such Servicing Advance Receivables. For the avoidance of doubt, the Purchaser shall not have any obligation to pay any purchase price to the Seller in connection with the purchase of deferred servicing fees related to any Excluded Amounts (it being understood that the Purchaser will acquire such deferred servicing fees in accordance with clause (d) of the definition of “Rights to MSRs”).

3.4 Servicing Advance Receivables Purchase Price. In consideration of the sale, assignment, transfer and conveyance to Purchaser of the Servicing Advance Receivables and related Transferred Receivables Assets, on the terms and subject to the conditions set forth in this Sale Supplement, Purchaser shall, on the Servicing Advance Payment Date immediately following the date on which the related Servicing Advance was made (with respect to any Servicing Advance other than a P&I Advance) or on the related Servicing Advance Payment Date (with respect to any Servicing Advance that is a P&I Advance), pay and deliver to an account designated in writing by Seller to Purchaser, in immediately available funds, a purchase price equal to the applicable Servicing Advance Receivables Purchase Price; provided that Seller shall have complied with the terms of Section 3.3 and Section 3.5 with respect to the related Servicing Advance Receivable. In addition, the Purchaser hereby agrees to pay to the Seller on the initial Servicing Advance Payment Date an amount equal to the outstanding amount of the Specified Receivables as of the Closing Date.

3.5 Servicing Advances. Seller covenants and agrees that each Servicer Advance made by Seller under the Servicing Agreements prior to the related Servicing Transfer Date shall (a) be required to be made pursuant to the terms of the related Deferred Servicing Agreement and comply with the terms of such Deferred Servicing Agreement and Applicable Law, (b) comply with Seller’s advance policies and stop advance policies and procedures and not constitute a nonrecoverable Servicer Advance as determined by Seller in accordance with the related Servicing Agreement as of the date Seller made such Servicer Advance and (c) be supported by customary backup documentation. Seller agrees to provide weekly reports to Purchaser of Servicer Advances made by Seller under the Deferred Servicing Agreements and deliver to Purchaser such customary backup documentation relating to any Servicer Advance promptly upon request by Purchaser. In the event Seller cannot provide, or cause to be provided to Purchaser any customary backup documentation, and Purchaser is unable to be reimbursed for such Servicer Advance solely as a result of such failure, Seller shall reimburse Purchaser for the amount of such unreimbursed Servicer Advances within thirty (30) days of Purchaser’s written request, to the extent Purchaser paid Seller for such amounts and such amounts remain unreimbursed.

3.6 Reimbursement of Servicing Advances; Repayment of DSF.

(i) Seller shall, to the extent permitted under any Deferred Servicing Agreement cause the reimbursement of any Servicer Advances under the Deferred Servicing Agreements to be made directly into Purchaser’s account (or any account designated by the Purchaser that has been established in accordance with in accordance with Purchaser’s written directions). In any case, Seller shall within two (2) Business Days of the receipt thereof, remit to Purchaser any amounts that are received by Seller under any Deferred Servicing Agreement after the Closing Date as reimbursement of any Servicer Advance. Any such amounts shall be remitted in accordance with Purchaser’s written directions.

(ii) Seller shall, to the extent permitted under any Deferred Servicing Agreement remit collections of DSF under the Deferred Servicing Agreements directly into Purchaser’s account (or any account designated by the Purchaser that has been established in accordance with Purchaser’s written directions). In any case, Seller shall within two (2) Business Days of the receipt thereof, remit to Purchaser any amounts that are received by Seller under any Deferred Servicing Agreement after the Closing Date as payment of DSF and will not net any amounts owing to Seller for fees hereunder or under the Subservicing Agreement out of any DSF. Any such amounts shall be remitted in accordance with Purchaser’s written directions. Seller agrees that it will (i) remit collections on DSF to the Purchaser and (ii) retain all collections on all deferred servicing fees, other than DSF in each case, related to the same Deferred Servicing Agreement, on a pro-rata basis based on the outstanding amount of DSF and the outstanding amount of such other deferred servicing fees.

(iii) The Purchaser hereby designates the account identified as the “Collection and Funding Account” in the Amended and Restated Indenture of the CS Advance SPE Issuer, in the case of the Servicing Agreements identified on Part 1 of Schedule I hereto as the account into which remittances of collections in respect of Servicing Advance Receivables and DSF under such Servicing Agreements shall be deposited.

(iv) The Purchaser hereby designates the account identified as the “Collection and Funding Account” in the Amended and Restated Indenture of the Barclays Advance SPE Issuer, in the case of the Servicing Agreements identified on Part 2 of Schedule I hereto as the account into which remittances of collections in respect of Servicing Advance Receivables and DSF under such Servicing Agreements shall be deposited.

3.7 Servicing Advances. Seller covenants and agrees to punctually perform, at its own expense, all administrative functions and duties under the (i) Sub-Administration Agreement and (ii) Servicing Advance Financing Agreements (including, without limitation, the remittance of collections on the “Receivables” and all reporting with respect to the Receivables) and any refinancing, replacement or restructuring thereof in whole or in part related to any of the Transferred Assets and other administrative and reporting tasks as reasonably requested by the Purchaser from time to time in connection with the Servicing Advance Financing Agreements or any such refinancings, replacements or restructurings thereof. Seller agrees to cooperate with Purchaser in connection with any ratings on any of the obligations under any Servicing Advance Financing Agreements and any refinancing, replacement or restructuring thereof in whole or in part related to any of the Transferred Assets.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller makes the following representations and warranties to Purchaser as of (a) each of the Closing Date and each Sale Date or (b) as of such other dates specified below:

4.1 General Representations. Each of the representations and warranties set forth in Article 3 of the Agreement are true and correct.

4.2 Title to Transferred Assets. From and including the Closing Date until such Servicing Rights Assets are transferred to Purchaser under Section 2.2, Seller shall be the sole holder and owner of the Servicing Rights Assets and shall have good and marketable title to the Servicing Rights Assets, free and clear of any Liens. Upon the sale of such Servicing Rights Assets pursuant to Section 2.2, Seller will transfer to Purchaser good and marketable title to the Servicing Rights Assets free and clear of any Liens. Seller is the sole holder and owner of the Rights to MSRs and the Advance SPEs and the sale and delivery to Purchaser of the Rights to MSRs and the Advance SPEs pursuant to the provisions of this Sale

Supplement will transfer to Purchaser good and marketable title to the Rights to MSRs and the Advance SPEs free and clear of any Liens. Each Advance SPE is the owner of all of the equity interests of the related Advance SPE Issuer, free and clear of any Liens. Each Advance SPE Issuer is the owner of all outstanding Servicing Advance Receivables and DSF arising under the Servicing Agreements on or before the Closing Date.

4.3 Right to Receive Servicing Fees. Seller is entitled to receive Servicing Fees as servicer under each Servicing Agreement, and the New York Uniform Commercial Code permits the Seller to transfer the Rights to MSRs to Purchaser under the Agreement and this Sales Supplement without violation of any applicable Servicing Agreement. The Servicing Fees included in the Rights to MSRs represent the right to receive current Servicing Fees collections for each month in an amount equal to the Servicing Fee Rate multiplied by the aggregate unpaid principal balance of all Mortgage Loans serviced by the Seller subject to the Servicing Agreements as of the related date of determination (which such amount is equal to the “Base Servicing Fee” under the applicable Current Excess Servicing Spread Acquisition Agreement). If the Purchaser does not receive the full amount of such current Servicing Fee pursuant to Section 2.5 in respect of any month (because the underlying mortgagor does not make the required payments or otherwise), the Purchaser will have a right to payment for such unpaid Servicing Fees as DSF.

4.4 Servicing Agreements and Underlying Documents. Schedule I hereto contains a list of the transactions related to all Servicing Agreements (other than the Underlying Documents) related to the Servicing Rights, in each case with all amendments and modifications thereto, or supplements thereto with respect to such Servicing Rights.

4.5 Mortgage Pool Information, Related Matters.

(a) Seller has delivered to Purchaser one or more summary schedules which set forth information with respect to each Mortgage Pool relating to the Servicing Rights (the “Summary Schedules”). Seller acknowledges that Purchaser has relied on such Summary Schedules to determine the Purchase Price it was willing to pay for the Transferred Assets.

(b) The Summary Schedules, the Mortgage Loan Schedule and the Database are true, accurate and complete in all material respects as of the related Cut-off Date or such other date specified thereon.

(c) The Mortgage Loan Schedule indicates, by code reference, which of the Mortgage Loans have been converted into REO Properties as of the Cut-off Date.

4.6 Enforceability of Servicing Agreements.

(a) Seller has delivered to Purchaser, on or prior to the related Closing Date, true and complete copies of all Servicing Agreements related to the transactions listed on Schedule I hereto and all amendment thereto and all Underlying Documents and all amendments thereto. There are no other written or oral agreements binding upon Seller or Purchaser that modify, supplement or amend any such Servicing Agreement or Underlying Document.

(b) Seller has not received written notice of any pending or threatened cancellation or partial termination of any Servicing Agreement or Underlying Document or any written notice of any pending or threatened termination of Seller as servicer of any of the Mortgage Loans.

(c) On and prior to the related Servicing Transfer Date, each Servicing Agreement and each of the Underlying Documents is or was a valid and binding obligation of Seller, is or was in full force and effect and enforceable against Seller in accordance with its terms, except as such enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors rights generally and general principles of equity (regardless of whether considered in a proceeding of law or in equity).

4.7 Compliance With Servicing Agreements.

(a) Seller has serviced the Mortgage Loans subject to the Servicing Agreements and has kept and maintained complete and accurate books and records in connection therewith, all in accordance with Applicable Requirements, has made all remittances required to be made by it under each Servicing Agreement and is otherwise in compliance in all material respects with all Servicing Agreements and the Applicable Requirements.

(b) (i) No early amortization event, servicer default, servicer termination event, event of default or other default or breach has occurred under any Servicing Agreement or any Underlying Document (except with respect to the delinquency or loss performance triggers identified in the Summary Schedules), and (ii) no event has occurred, which with the passage of time or the giving of notice or both would: (A) constitute a material default or breach by Seller under any Servicing Agreement, Underlying Document or under any Applicable Requirement; (B) permit termination, modification or amendment of any such Servicing Agreement or Underlying Document by a third party without the consent of Seller; (C) enable any third party to demand that either Seller or Purchaser either incur any repurchase obligations pursuant to a Servicing Agreement or an Underlying Document or provide indemnification for any amount of losses relating to a breach of a loan representation or warranty; (D) impose on Seller or Purchaser sanctions or penalties in respect of any Servicing Agreement or Underlying Document; or (E) rescind any insurance policy or reduce insurance benefits in respect of any Servicing Agreement or Underlying Document which would result in a material breach or trigger a default of any obligation of Seller under any Servicing Agreement or Underlying Document.

(c) Other than the SPS Subservicing Agreement, there are no agreements currently in place with any subservicers to perform any of Seller’s duties under the Servicing Agreements; provided, however, the foregoing shall not prohibit the use by Seller of third-party vendors to perform discrete servicing functions in the ordinary course of business or otherwise in accordance with the Subservicing Agreement.

(d) Each report and officer’s certification prepared by Seller as servicer pursuant to a Servicing Agreement is true and correct in all material respects. Seller has previously made available to Purchaser a correct and complete description of the policies and procedures used by Seller in connection with servicing the Mortgage Loans related to the Servicing Agreements.

(e) In the preceding twelve (12) month period, no Governmental Authority, Investor, Insurer, rating agency, trustee, master servicer or any other party to a Servicing Agreement has provided written notice to Seller claiming or stating that Seller has violated, breached or not complied with any Applicable Requirements in connection with the servicing of the related Mortgage Loans which has not been resolved by Seller.

(f) All Custodial Accounts and Escrow Accounts have been established and continuously maintained in accordance with Applicable Requirements. All Custodial Account and Escrow Account balances required by the Mortgage Loans and paid for the account of the Mortgagors under the related Mortgage Loans have been credited properly to the appropriate account and have been retained in and disbursed from the appropriate account in accordance with Applicable Requirements in all material respects.

4.8 No Recourse. None of the Servicing Agreements or other contracts to be assumed by Purchaser hereunder provide for Recourse to Seller.

4.9 The Mortgage Loans.

(a) Each of the Mortgage Loans and REO Properties related to each Servicing Agreement has been serviced in accordance with Applicable Requirements in all material respects.

(b) Except as disclosed on the Mortgage Loan Schedule, in the related Database and in the related Loan File and consistent with the requirements of the related Servicing Agreement, Seller has not waived any default, breach, violation or event of acceleration under any Mortgage Loan, except to the extent that any such waiver is permitted under the related Servicing Agreement and reflected in the Mortgage Loan Schedule, the related Database and the related Loan File and the disclosure relating to such waiver is reflected consistently in all material respects among the related Mortgage Loan Schedule, the related Database and the related Loan File. The Mortgage related to each Mortgage Loan related to the Servicing Agreements has not been satisfied, cancelled or subordinated, in whole or in part, and except as permitted under the related Servicing Agreement, the related Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, or subordination.

(c) There is in force with respect to each Mortgaged Property and REO Property related to a Servicing Agreement a hazard insurance policy (including any policy in effect under a forced place insurance policy) and, if applicable, a flood insurance policy that provides, at a minimum, for the coverage as required by the applicable Servicing Agreement. Seller and any prior servicer or subservicer under the Servicing Agreements has taken all necessary steps to maintain any hazard insurance policy, flood insurance policy, primary mortgage insurance policy, and title insurance policy as required under the Servicing Agreements.

(d) Seller is not aware of any repurchase requests or demands being made or threatened to be made with respect to any Mortgage Loans related to the Servicing Agreements in excess of $5 million with respect to any Servicing Agreement.

(e) Except as disclosed in the related Database, Seller has not received notice from any Mortgagor with respect to the Mortgage Loans related to the Servicing Agreements of a request for relief pursuant to or invoking any of the provisions of the Servicemembers Civil Relief Act or any similar law which would have the effect of suspending or reducing the Mortgagor’s payment obligations under a Mortgage Loan or which would prevent such loan from going into foreclosure.

(f) With respect to each adjustable rate Mortgage Loan, Seller and each prior servicer has complied in all material respects with all Applicable Requirements regarding interest rate and payment adjustments.

(g) Each first lien Mortgage Loan is covered by a valid and freely assignable, life of loan, tax service contract, and flood tracking services contract, in full force and effect. All flood zone determination information provided to Purchaser is true and correct in all material respects.

(h) There are no actions, claims, litigation or governmental investigations pending or, to the knowledge of Seller, threatened, against Seller, or with respect to any Servicing Agreement or any

Mortgage Loan, which relate to or affect Seller’s rights with respect to the Servicing Rights or Seller’s right to sell, assign and transfer the Servicing Rights or the Rights to MSRs or to receive any Servicing Fee, which could reasonably be expected to have a Material Adverse Effect individually or in the aggregate.

(i) Payments received by Seller with respect to any Mortgage Loans related to the Servicing Agreements have been remitted and properly accounted for as required by Applicable Requirements in all material respects. All funds received by Seller in connection with the satisfaction of Mortgage Loans, including foreclosure proceeds and insurance proceeds from hazard losses, have been deposited in the appropriate Custodial Account or Escrow Account and all such funds have been applied to pay accrued interest on the Mortgage Loans, to reduce the principal balance of the Mortgage Loans in question, or for reimbursement of repairs to the Mortgaged Property or as otherwise required by Applicable Requirements or are on deposit in the appropriate Custodial Account or Escrow Account.

(j) Seller is not aware of any Person that has issued any notice or written intention to exercise the optional call or optional redemption provisions under any of the related Servicing Agreements.

(k) No fraudulent action has taken place on the part of Seller in connection with its servicing of any Mortgage Loan related to the Servicing Agreement.

(l) Except with respect to partial releases, actions required by a divorce decree, assumptions, or as otherwise permitted under Applicable Requirements and documented in the Loan File and the Database, (i) the terms of each Mortgage Note and Mortgage have not been modified by Seller or any prior servicer, (ii) no party thereto has been released in whole or in part by Seller or any prior servicer and (iii) no part of the Mortgaged Property has been released by Seller or any prior servicer.

4.10 Servicing Advance Receivables.

(a) From and including the Closing Date until such Servicing Advance Receivable is transferred to Purchaser under Section 3.3, other than those Servicing Advance Receivables previously sold to an Advance SPE (which are owned by such Advance SPE or the related Advance SPE Issuer), Seller is the sole holder and owner of each Servicing Advance Receivable and has good and marketable title to such Servicing Advance Receivable. Seller has not previously assigned, transferred or encumbered the Servicing Advance Receivables or DSF other than pursuant to the Agreement, this Sale Supplement and the Servicing Advance Financing Agreements. The sale and delivery to Purchaser of the Servicing Advance Receivables pursuant to the provisions of this Sale Supplement will transfer to Purchaser good and marketable title to the Servicing Advance Receivables free and clear of any Liens (other than the Liens created pursuant to the Servicing Advance Financing Agreements).

(b) Each Servicing Advance Receivable transferred to Purchaser under Section 3.3, is at the time of such transfer a valid and existing account or payment intangible owing to Seller and is carried on the books of Seller at or less than the amount actually advanced or accrued net of any charge-offs or other adjustments by Seller. Seller has not received any notice from a master servicer, securities administrator, trustee, Insurer, Investor or any other Person, which disputes or denies a claim by Seller for reimbursement or payment in connection with any such Servicing Advance Receivable. Each Servicer Advance made by Seller (and each trailing invoice received by Purchaser on or after the related Servicing Transfer Date for services rendered prior to such Servicing Transfer Date) that is reimbursed or paid by Purchaser to Seller or a third party service provider is fully reimbursable to Purchaser as a Servicer Advance under the terms of the related Servicing Agreement.

(c) Each Servicer Advance made by Seller was made in accordance with Applicable Requirements and Seller’s advance policies and stop advance policies and procedures in all material respects, and is not subject to any set-off or claim that could be asserted against Purchaser. No Servicer Advance made by Seller or any prior servicer under a Servicing Agreement and not reimbursed or paid to Seller prior to the related Sale Date is a Non-Qualified Servicer Advance. Seller has not received any written notice from any Person in which such Person disputes or denies a claim by Seller for reimbursement in connection with a specifically identified Servicer Advance.

4.11 Servicing Agreement Consents and Other Third Party Approvals. None of the execution, delivery and performance of the Agreement and this Sale Supplement by Seller, the transfers of Servicing Rights under Section 2.2, the transfer of Rights to MSRs under Section 2.1, the transfers of Servicing Advance Receivables under Section 3.3, the transfer of the Advance SPEs under Section 3.1 and the other transactions contemplated hereby require any consent, approval, waiver, authorization, penalties, notice or filing to be obtained by Seller or Purchaser from, or to be given by Seller or Purchaser to, or made by Seller or Purchaser with, any Person, except for, with respect to the Servicing Rights Assets, the Third Party Consents.

4.12 Servicing Advance Financing Agreements.

(a) Other than those Servicing Agreements set forth on Schedule V, all of the Servicing Agreements are “Facility Eligible Servicing Agreements,” and each Servicer Advance and each DSF owned by an Advance SPE is a “Facility Eligible Receivable,” each as defined under the Servicing Advance Financing Agreements. Each Servicing Agreement has been approved under a Servicing Advance Financing Agreement and, as of the date hereof, the eligibility of the related Servicing Advance Receivables, DSF and related eligibility categorization of the Servicing Advance Receivables as set forth on Schedule 1 of each of the Indentures referenced in the definition of “Servicing Advance Financing Agreement” is true and correct.

(b) All of the representations and warranties of Seller in the Servicing Advance Financing Agreements are true and correct in all material respects.

(c) Each of Seller and its Affiliates have complied in all material respects with the terms of the existing Servicing Advance Financing Agreements.

4.13 Anti-Money Laundering Laws. Seller has complied with all applicable anti-money laundering laws and regulations.

4.14 Servicer Ratings. As of the Closing Date, Seller has a residential primary servicer rating for the servicing of subprime residential mortgage loans issued by S&P of “above Average”.

4.15 Eligible Servicer. Seller meets the eligibility requirements of a servicer and a subservicer under the terms of each Servicing Agreement and Underlying Document.

4.16 HAMP. Seller has entered into a Commitment to Purchase Financial Instrument and Servicer Participation Agreement with Fannie Mae, as financial agent of the United States, which agreement is in full force and effect.

4.17 Advance SPEs. None of the Advance SPEs or the Advance SPE Issuers has any obligations or liabilities other than those arising under the Servicing Advance Financing Agreements in the ordinary course of business. None of the Advance SPEs or the Advance SPE Issuers has entered into any transactions other than the Servicing Advance Financing Agreements and agreements incidental thereto.

4.18 Servicing Advance Financing Agreements.

(a) No Event of Default, Facility Early Amortization Event or Target Amortization Event has occurred and is continuing under any of the Servicing Advance Financing Agreements and no event has occurred that, with the giving of notice or the passage of time, would constitute an Event of Default, Facility Early Amortization Event or Target Amortization Event under any of the Servicing Advance Financing Agreement.

(b) The Seller has delivered true and correct copies of each of the Servicing Advance Financing Agreements to the Purchaser.

(c) The Seller has delivered to the Purchaser true and correct copies of each of the reports delivered by the Verification Agents pursuant to the Servicing Advance Financing Agreement.

ARTICLE 5

CONDITIONS PRECEDENT

5.1 Conditions to the Purchase of the Rights to MSRs and the Advance SPEs. Purchaser’s obligations to (i) purchase the Rights to MSRs pursuant to Section 2.1 and the Servicing Rights pursuant to Section 2.2 and to pay the Purchase Price (and the Estimated Purchase Price) pursuant to Section 2.3 and Section 2.6 and (ii) purchase the Advance SPEs pursuant to Section 3.1 and to pay the Advance SPE Purchase Price pursuant to Section 3.4 are subject to the satisfaction or Purchaser’s waiver of each of the conditions set forth in Section 6.1 and Section 6.3 of the Agreement (except the requirement to deliver the Third Party Consents necessary to transfer the Servicing Rights pursuant to Section 2.2) with respect to each of the Servicing Agreements and each of the Servicing Rights, as applicable, on the Closing Date and the satisfaction of each of the following conditions:

(a) Seller shall have obtained all consents or approvals required to be obtained to consummate the transfers of the Rights to MSRs to Purchaser pursuant to Section 2.1 and the equity in the Advance SPEs pursuant to Section 3.1;

(b) The Purchaser shall have received evidence acceptable to it that each related Servicing Agreement has been designated and approved as a “Facility Eligible Servicing Agreement” under a Servicing Advance Financing Agreement;

(c) No Termination Event shall be continuing hereunder or under any other Sale Supplement and no other event shall be continuing that, with the passage of time, the giving of notice or both, would constitute a Termination Event hereunder or under any other Sale Supplement;

(d) The Purchaser shall have received an acceptable opinion letter as to “true sale” matters of Bingham McCutchen LLP; and

(e) The amendment and restatement of the Servicing Advance Financing Agreements contemplating the transactions contemplated hereby shall have been executed and delivered by each of the parties thereto and all of the conditions precedent to the effectiveness of the amended and restated Servicing Advance Financing Agreements set forth therein have been satisfied.

ARTICLE 6

SERVICING MATTERS

6.1 Seller as Servicer. Except as expressly set forth in this Sale Supplement, Seller shall perform all of its duties and obligations of under each Servicing Agreement until the related Servicing Transfer Date and shall at all times until the related Servicing Transfer Date meet any standards and fulfill any requirements applicable to Seller under each Servicing Agreement.

6.2 Servicing. Except as otherwise specifically provided in this Sale Supplement, Seller covenants and agrees to service and administer each Mortgage Loan related to a Servicing Agreement from and after the Closing Date until the related Servicing Transfer Date in accordance with Applicable Law, the terms of the related Mortgage Loan Documents and any applicable private mortgage insurance or pool insurance, the standards, requirements, guidelines, procedures, restrictions and provisions of the related Servicing Agreement and Underlying Documents governing the duties of Seller thereunder, this Sale Supplement and any other Applicable Requirements. Without limiting the foregoing, Seller covenants and agrees that it shall perform its obligations pursuant to this Sale Supplement in a manner that will not cause the termination of Seller as servicer under any Deferred Servicing Agreement, including any termination based on Seller’s management of delinquency or loss performance with respect to Mortgage Loans related to such Deferred Servicing Agreement. The parties acknowledge and agree that any termination of Seller as servicer with respect to a Servicing Agreement pursuant to a delinquency or loss performance trigger or for any other reason, other than as a result of a failure by Purchaser to purchase Servicing Advance Receivables pursuant to Section 3.3, shall be deemed to be the result of a breach by Seller of its obligations under this Sale Supplement and the Agreement. In the event of a conflict between a Servicing Agreement and this Article 6, the Servicing Agreement shall control, and the failure of Seller to perform any obligation under the Agreement or this Sale Supplement as a result of such conflict shall not constitute a breach of the Agreement or this Sale Supplement by Seller.

6.3 Collections from Obligors and Remittances. Seller shall promptly remit all amounts received by Seller with respect to the Mortgage Loans to the applicable Custodial Account or Escrow Account in accordance with the related Servicing Agreement. Seller shall also make any compensating interest payments or prepayment interest shortfall payments required to be made by Seller with respect to the Mortgage Loans under the Deferred Servicing Agreements in accordance with the related Servicing Agreement.

6.4 Servicing Practices. Seller shall not make any material change to its servicing practices with respect to the Deferred Mortgage Loans after the date hereof, including, any material changes to its cash collection and sweep processes or its advance policies or stop advance policies, without Purchaser’s prior written consent (in any case, unless required by Applicable Requirements, in which case Purchaser’s prior written consent is not required but Seller shall give Purchaser written notice of any such changes). Seller shall comply with any Purchaser directions to implement reasonable changes to Seller’s servicing practices applicable with respect to all or a portion of the Mortgage Loans, including any changes necessary to ensure compliance with any Applicable Laws or governmental programs or directions received pursuant to the applicable Servicing Agreements.

6.5 Servicing Reports. Seller shall simultaneously deliver a copy of any reports delivered by Seller to any Person pursuant to the Deferred Servicing Agreements to Purchaser.

6.6 Escrow Accounts. Subject to the terms of the related Deferred Servicing Agreement, Seller shall be entitled to withdraw funds from any Escrow Account related to a Deferred Servicing Agreement only for the purposes permitted in the applicable Servicing Agreement.

6.7 Notices and Financial Information. Until the last Servicing Transfer Date, Seller will furnish, or will cause to be furnished, to Purchaser:

(a) within two (2) Business Days after the occurrence of a breach by Seller of the Agreement or this Sale Supplement or any Termination Event, notice of such event;

(b) any information required to be delivered by Seller pursuant to the Subservicing Agreement; and

(c) such other information regarding the condition or operations, financial or otherwise, of Seller or any of its subsidiaries as Purchaser may from time to time reasonably request.

6.8 Defaults under Deferred Servicing Agreements. Seller covenants and agrees to use its reasonable best efforts to cure any breach, default or notice of default with respect to its obligations under any Deferred Servicing Agreement within the timeframe for cure set forth in such Deferred Servicing Agreement.

6.9 Continuity of Business. (a) Seller will maintain a disaster recovery plan in support of the services it performs pursuant to this Sale Supplement and each Deferred Servicing Agreement. Seller’s disaster recovery plan shall include, at a minimum, procedures for back-up/restoration of operating and loan administration computer systems; procedures and third-party agreements for replacement equipment (e.g. computer equipment), and procedures and third-party agreements for off-site production facilities. Seller will provide Purchaser information regarding its disaster recovery plan upon Purchaser’s reasonable request. Seller agrees to annually test its disaster recovery plan to ensure compliance with this Section 6.9. If such test results identify a material failure, Seller shall advise Purchaser of the steps Seller will be taking to remedy such failure and shall notify Purchaser when Seller has remedied such failure and retested. Seller will notify Purchaser anytime Seller’s disaster recovery plan is activated. In the event of an activation of the disaster recovery plan, Seller shall use best efforts to provide redundancy capabilities for a majority of the critical systems within 48 hours in at least one of Seller’s other servicing facilities unaffected by the disaster to ensure servicing of the Mortgage Loans will be re-established within such 48 hours.

6.10 [RESERVED].

6.11 Amendments to Deferred Servicing Agreements; Transfer of Servicing Rights. Seller hereby covenants and agrees not to amend the Servicing Agreements without Purchaser’s prior written consent. Seller shall not sell or otherwise voluntarily transfer servicing under any of the Deferred Servicing Agreement during the Consent Period except as expressly provided in this Sale Supplement or take any other actions inconsistent with Purchaser’s right to acquire ownership of Servicing Rights with respect to a Servicing Agreement upon receipt of the required Third Party Consents.

6.12 Assumption of Servicing Duties; Transfer of Rights to MSRs and Servicing Rights. Purchaser may from time to time assume the performance of any of Seller’s servicing obligations under a Deferred Servicing Agreement so long as such assumption is permitted pursuant to such Deferred Servicing Agreement and does not limit Seller’s right to receive (or materially reduce the likelihood of collection of) the Servicing Fees, Ancillary Income, Prepayment Interest Excess, investment income on any Custodial Account or Escrow Account or any other amount payable to the Seller as servicer pursuant to such Deferred Servicing Agreement. Notwithstanding anything in the Agreement or this Sale Supplement to the contrary, Purchaser may transfer the Rights to MSRs to any third party and/or may direct Seller to transfer the Servicing Rights to a third party that can obtain the required Third Party Consents, subject to the right of the Seller to receive the Seller Monthly Servicing Fee, the Performance

Fee, the Ancillary Income, investment income on the Custodial Accounts and Escrow Accounts and, if applicable, the Prepayment Interest Excess with respect to such Deferred Servicing Agreement pursuant to and in accordance with Article 7. For the avoidance of doubt, Purchaser shall be entitled to receive all proceeds of such transfer.

6.13 Termination Event. In the case that any Termination Event occurs with respect to any Servicing Agreement during the Consent Period, Seller shall, upon Purchaser’s written direction to such effect, use commercially reasonable efforts to transfer the Servicing Rights relating to any affected Servicing Agreement to a third party servicer identified by Purchaser with respect to which all required Third Party Consents with respect to such Servicing Agreement can be obtained. Purchaser shall be entitled to receive all proceeds of such transfer.

6.14 Servicing Transfer. Seller and Purchaser shall, prior to the Servicing Transfer Date with respect to each Servicing Agreement, work in good faith to determine and agree upon applicable servicing transfer procedures with respect to such Servicing Agreement.

6.15 Fannie Mae/Freddie Mac. Seller shall not have its right to service suspended by Fannie Mae, Freddie Mac or FHA. Seller shall at all times meet the qualifications of a Fannie Mae, Freddie Mac or FHA seller/servicer. Seller shall provide Purchaser with prompt written notice of any negative action by Fannie Mae. Freddie Mac or FHA regarding its right to service or its standing as an approved seller/servicer.

6.16 MERS. Seller shall at all times maintain its membership in the Mortgage Electronic Registration System, Inc (“MERS”).

6.17 Insurance. (a) Seller shall maintain, at its own expense:

(i) fidelity bond insurance of at least what is required by Fannie Mae and Freddie Mac (or pursuant to a waiver of such requirements issued by Fannie Mae or Freddie Mac) or by any Deferred Servicing Agreement or Applicable Law, which coverage shall extend to Purchaser (who shall be named as loss payee on a certificate of insurance with respect to such coverage);

(ii) professional liability/errors and omissions insurance of at least what is required by Fannie Mae and Freddie Mac or by any Deferred Servicing Agreement or Applicable Law, which insurance shall protect and insure Seller against losses, including errors and omissions and negligent acts of such persons;

(iii) fidelity bond bond (crime) insurance of at least what is required by Fannie Mae and Freddie Mac or by any Deferred Servicing Agreement or Applicable Law, which coverage shall extend to Purchaser (who shall be named as loss payee on a certificate of insurance with respect to such coverage); and

(iv) commercial general liability, umbrella and excess insurance in the amount of $1,000,000 per occurrence and $2,000,000 general aggregate and umbrella and excess insurance of at least $10,000,000 per occurrence, in the aggregate, which coverage shall extend to Purchaser (who shall be named as additional insured on a certificate of insurance with respect to such coverage).

(b) The insurance coverages under this Section 6.17 shall be primary, and all coverage shall be non-contributing with respect to any other insurance or self-insurance that may be maintained by Purchaser or its Affiliates. To the fullest extent allowed by the policies of insurance described in

Section 6.17(a)(iv), Seller shall waive all rights of subrogation against Purchaser and its Affiliates. At least annually, Seller shall provide certificates of insurance evidencing that the coverages and policy endorsements required under this Agreement are maintained in force. The insurers selected by Seller shall be authorized to conduct business in the jurisdictions in which services are to be performed. When the policy is issued each such insurer shall have at least an A.M. Best rating of A- VII or shall otherwise be acceptable to Fannie Mae and Freddie Mac. In the case of loss or damage or other event that requires notice or other action under the terms of any insurance coverage specified in this Section 6.17, Seller shall be solely responsible to take such action. Seller shall provide Purchaser with contemporaneous notice and with such other information as Purchaser may request regarding the event.

6.18 Delegation. Seller may not engage any subservicer for the Deferred Servicing Agreements other than in connection with the SPS Subservicing Agreement. Seller shall not amend or otherwise modify the SPS Subservicing Agreement; provided, however, that Seller may terminate the SPS Subservicing Agreement. Seller shall (i) perform and observe all the terms and provisions of the SPS Subservicing Agreement to be performed or observed by it, enforce the SPS Subservicing Agreement in accordance with its terms and take all action as may from time to time be reasonably requested by the Purchaser in order to accomplish the foregoing, and (ii) upon the reasonable request of and as directed by the Purchaser, make such demands and requests to any other party to the SPS Subservicing Agreement as are permitted to be made by the Seller thereunder (including the exercise of any right of termination).

6.19 Access to Mortgage Servicing System. Seller shall provide Purchaser and its accountants and advisors with electronic access to Seller’s mortgage servicing system to view any available information with respect to the Deferred Servicing Agreements and the Mortgage Loans. Seller shall also provide Purchaser and its accountants and advisors with reasonable access to Seller’s financial operations system to monitor Seller’s performance under the Agreement and this Sale Supplement Seller shall provide Purchaser with the tools to create and administer log in identifications and passwords for each of its authorized users. Purchaser shall comply with all confidentiality restrictions imposed by Applicable Requirements with respect to any information obtained by Purchaser resulting from such access. Upon reasonable prior notice, without undue interference with Seller’s business and at Purchaser’s expense, the Seller shall (i) give to Purchaser’s officers, employees, agents, attorneys, consultants, accountants and lenders reasonable access to all of the properties, books, contracts, documents, insurance policies, records and personnel of the Seller concerning the Servicing Agreements or the Mortgage Loans to the extent Purchaser reasonably deems necessary or desirable in connection with the transactions contemplated hereby and (ii) furnish to Purchaser and such persons as Purchaser shall designate such additional information as Purchaser or such persons may reasonably request in connection with the transactions contemplated hereby. Purchaser shall cause all of its officers, employees, agents, attorneys, consultants, accountants and lenders to comply with all confidentiality restrictions imposed by Applicable Requirements with respect to any information obtained by Purchaser resulting from such access or information.

6.20 Servicing Reports. Seller shall simultaneously deliver a copy of any reports delivered by Seller to any Person pursuant to the Deferred Servicing Agreements to Purchaser. Seller shall provide the following reports to Purchaser:

(a) On or prior to each monthly reporting date with respect to each Deferred Servicing Agreement, the Monthly Remittance Report relating to such Deferred Servicing Agreement, in electronic medium mutually acceptable to the parties, which Monthly Remittance Report shall also include with it (i) information sufficient for Purchaser to determine whether a P&I Advance will have to be made with respect to any Mortgage Loan subject to such Deferred Servicing Agreement and (ii) appropriate supporting information regarding the amount and nature of such P&I Advances.

(b) No later than the first Business Day of each month, the Monthly Servicing Oversight Report as to the end of the prior calendar month, in electronic medium mutually acceptable to the parties.

Any other reports or information Purchaser may request, to the extent that the requested information or data is reasonably available to Seller without undue expense or hardship.

6.21 Relationship Management and Staffing.

(a) Project Managers. Seller shall designate one (1) individual (“Seller Project Manager”) to: (A) serve as the single point of contact and accountability for Seller for the Agreement and this Sale Supplement; (B) have day-to-day authority for undertaking to ensure that Seller’s performance of the Agreement and this Sale Supplement meets Purchaser’s reasonable satisfaction; and (C) have authority to direct Seller in support of the foregoing. Purchaser shall designate one (1) individual (“Purchaser Project Manager”) to: (A) serve as the single point of contact and accountability for Purchaser for the Agreement and this Sale Supplement; and (B) have authority to direct Purchaser in support of the foregoing. Seller and Purchaser have the right to replace the Seller Project Manager or Purchaser Project Manager, respectively, upon prior written notice to the other party.

(b) Designated Committee. Seller and Purchaser shall establish a committee comprising two (2) individuals who are officers or employees of Seller and two (2) individuals who are or employee officers of Purchaser (collectively, the “Designated Committee”). Until the last Servicing Transfer Date, the Designated Committee shall be responsible for monitoring the performance of the services provided pursuant to the Agreement and this Sale Supplement, providing recommendations for improving the performance of such services and discussing potential solutions to any disputes with respect to the services. Seller and Purchaser shall have the right to replace those of its officers who are serving on the Designated Committee upon written notice to the other party.

(c) Periodic Meetings. Until the last Servicing Transfer Date, unless otherwise mutually agreed upon by Seller and Purchaser, the Designated Committee shall have a telephonic meeting each calendar month and a meeting in person at least once a fiscal quarter. Such regular meetings shall be at such times and locations as may be mutually agreed by the members of the Designated Committee. The Designated Committee shall discuss at any such regular meeting any topic that either Seller or Purchaser desires to discuss at such regular meeting. In addition, until the last Servicing Transfer Date, either Seller or Purchaser may call a special telephonic meeting of the Designated Committee upon five (5) Business Days prior written notice to the other party, which notice shall set forth in reasonable detail the topics to be discussed at such special meeting.

(d) Seller shall assign an adequate number of personnel to the performance of Seller’s obligations under the Agreement and this Sale Supplement. Seller shall properly educate and train all such personnel and ensure that all such personnel are fully qualified to perform the services that they are providing and shall have passed Seller’s customary background check for personnel in similar positions.

(e) Seller shall provide Purchaser and its accountants and advisors with a copy of its independent audit reports, including SAS 70 reviews, of its data processing environment and internal controls within a reasonable time after such reports are completed, and shall make all work papers regarding such audits available as requested to the appropriate regulatory agencies, if any, having jurisdiction over Seller’s servicing hereunder. In addition, Seller will make available to Purchaser and its accountants and advisors for on-site review copies of any internal audit reports relating to its servicing operations. Within thirty (30) days following Purchaser’s request, the parties shall meet to discuss the frequency, scope and level of detail of Seller’s independent audits. Seller shall use commercially reasonable efforts to incorporate Purchaser’s comments into the requirements for its next and subsequent audits to the extent it is determined that Seller’s audit practices are not consistent with servicing industry practice. Purchaser, its authorized representatives and Purchaser’s regulators and auditors may on five (5) Business Days notice conduct audits and reviews on Seller’s premises including auditing and reviewing Seller’s facilities, equipment, books and records (electronic or otherwise), operational systems and such other audits as may be reasonably necessary to ensure Seller’s compliance with the terms and conditions of the Agreement, this Sale Supplement, the Deferred Servicing Agreements and Applicable Laws and to ensure Seller’s financial and operational viability with respect to the servicing under this Agreement. In addition, Seller will provide Purchaser and its accountants and advisors with the results of a security audit to be performed no less than annually. This security audit will be at no expense to Purchaser and will test the compliance with the agreed-upon security standards and procedures set forth in this Agreement. Purchaser will have the ability to bring in a third party (who may not be a competitor of Seller) or use its own staff for an independent security audit. If Purchaser chooses to conduct its own security audit, it will be at Purchaser’s expense. In addition, Seller shall give access to the Purchaser’s officers, employees, agents, attorneys, consultants, accountants and lenders (collectively, the “Purchaser Parties”) reasonable access to Seller’s financial reporting, internal accounting systems and other operational systems for purposes of obtaining information reasonably requested by such Purchaser Party. The Purchaser understands, and shall advise each Purchaser Party, that Nationstar Mortgage Holdings Inc. (the “Parent”), the ultimate parent of the Seller, is a publicly traded company and that and Purchaser Parties that obtain material non-public information concerning the Parent are prohibited from trading in the securities of the Parent for so long as they possess material non-public information. The Purchaser shall, and shall cause each of the Purchaser Parties that received information or access described in this section, to enter into reasonable and customary confidentiality agreements with the Seller and to comply with all confidentiality restrictions imposed by Applicable Requirements.

6.22 Funding of Servicing Advance Receivables. Purchaser and Seller agree to deliver the reports and other information specified on Schedule VI hereto at the times described on Schedule VI hereto in connection with origination of the Servicing Advance Receivables and the payment of the Servicing Advance Receivables Purchase Price on the related Servicing Advance Payment Dates.

ARTICLE 7

SELLER SERVICING FEES; COSTS AND EXPENSES

7.1 Seller Monthly Servicing Fee. As consideration for Seller servicing the Mortgage Loans pursuant to the Deferred Servicing Agreements during the applicable Consent Period, Purchaser shall pay to Seller, a monthly base servicing fee for each calendar month during such period during which Seller is servicing Mortgage Loans with respect to Deferred Servicing Agreements pursuant to this Sale Supplement equal to the Base Fee Percentage of the Specified Amounts with respect to such calendar month (the “Seller Monthly Servicing Fee”). The Seller Monthly Servicing Fee for any month is payable on the 2nd Business Day following the Purchaser’s receipt of the Servicing Fee Collections for such month from the Seller pursuant to Section 2.5 hereof (and any delay in payment shall affect the calculation of the Targeted Return).

7.2 Costs and Expenses. Except as otherwise expressly provided in the Agreement or this Sale Supplement, each party hereto shall be responsible for its own costs and expenses incurred in connection with the negotiation and execution of the Agreement, this Sale Supplement and all documents relating thereto. Seller shall be required to pay all expenses incurred by it in connection with its obligations hereunder to the extent such expenses do not constitute Servicer Advances and shall not be entitled to reimbursement therefor except as specifically provided for herein or in the applicable Deferred Servicing Agreement. Seller shall reimburse Purchaser for any reasonable out-of-pocket costs, including legal fees, incurred by Purchaser in connection with obtaining any required Third Party Consents; provided, however, that Purchaser shall not incur such costs without the prior written approval of Seller.

7.3 Ancillary Income. Seller shall be entitled to retain as additional compensation any Ancillary Income, investment income on amounts on deposit in the Custodial Accounts and Escrow Accounts and any Prepayment Interest Excess received by Seller with respect to the Deferred Mortgage Loans, to the extent such amounts are permitted to be retained by Seller pursuant to the related Deferred Servicing Agreement.

7.4 No Offset. Neither party shall have any right to offset against any amount payable hereunder or other agreement to the other party, or otherwise reduce any amount payable hereunder as a result of, any amount owing by the other party or any of its Affiliates to such party or any of its Affiliates.

ARTICLE 8

INDEMNIFICATION

8.1 Seller Indemnification of Purchaser. Seller agrees to indemnify and hold harmless Purchaser and each officer, director, agent, employee or Affiliate of Purchaser (each, a “Seller Indemnified Party”) from and against any and all claims, losses, damages, liabilities, judgments, penalties, fines, forfeitures, legal fees and expenses, and any and all related costs and/or expenses of litigation, administrative and/or regulatory agency proceedings, and any other costs, fees and expenses (each, a “Liability”) suffered or incurred by Purchaser or any such other Person (whether or not resulting from a third party claim) arising directly or indirectly out of or resulting from (a) any event relating to Transferred Assets occurring prior to the Closing Date, (b) a breach of any of Seller’s representations and warranties contained in the Agreement, this Sale Supplement, the Sub-Administration Agreement or any other Related Agreement or Seller’s failure to observe and perform any of Seller’s duties, obligations, covenants or agreements contained in the Agreement, this Sale Supplement, the Sub-Administration Agreement or any other Related Agreement or any Servicing Advance Financing Agreements or any refinancings or replacements thereof, (c) acts or omissions of Seller, any other servicer of any Mortgage Loans, or any subservicer, contractor or agent engaged by Seller or any other servicer, in each case prior to the related Servicing Transfer Date, relating to the Transferred Assets, including any failure by Seller, any other servicer or any subservicer, contractor or agent engaged by Seller or any other servicer prior to the related Servicing Transfer Date to comply with the Applicable Requirements, (d) the Excluded Liabilities, (e) any acts or omissions by Seller or its employees or agents in performance of its duties or obligations pursuant to this Sale Supplement, (f) the failure of all Servicing Advances and/or DSF to be reimbursed or repaid, as applicable, in connection with the exercise of any optional termination or cleanup call under any Servicing Agreement except pursuant to an exercise of any optional termination or cleanup call made at the direction of New Residential Investment Corp., (g) any Event of Default, Facility Early Amortization Event or Target Amortization Event (or the equivalent of any of the foregoing, including any other event that causes or permits the early amortization or acceleration of any obligations, notes other instrument) under any Servicing Advance Financing Agreements or any refinancings or replacements thereof arising because of any actions or inactions of Seller or any of its agents (including, without limitation, any failure of any financial test, any judgment and/or any breach of any contractual obligation of the Seller) or (h) the exercize of “Control” by any Current Excess Servicing Spread Buyer pursuant to any in accordance with to any Current Excess Servicing Spread Acquisition Agreement of the “Third Party Controlled Current Spread Custodial Account” maintained pursuant thereto.

8.2 Purchaser Indemnification of Seller. Purchaser agrees to indemnify and hold harmless Seller and each officer, director, agent, employee or Affiliate of Seller (each, a “Purchaser Indemnified

Party”) from and against any and all Liability suffered or incurred by Seller or any such other Person arising out of or resulting from (a) a breach of any of Purchaser’s representations and warranties or covenants contained in the Agreement, the Sale Supplement or any other Related Agreement, (b) acts or omissions of Purchaser or any subservicer, contractor or agent (other than Seller or any of Seller’s Affiliates) engaged by Purchaser relating to the Transferred Assets or (c) the Assumed Liabilities.

8.3 Indemnification Procedures.

(a) As promptly as is reasonably practicable after becoming aware of a claim for indemnification under the Agreement or this Sale Supplement not involving a Third-Party Claim, but in any event no later than fifteen (15) Business Days after first becoming aware of such claim, the Indemnified Person shall give notice to the Indemnifying Person of such claim, which notice shall specify the facts alleged to constitute the basis for such claim and the amount that the Indemnified Person seeks hereunder from the Indemnifying Person; provided, however, that the failure of the Indemnified Person to give such notice shall not relieve the Indemnifying Person of its obligations under this Section 8.3 except to the extent (if any) that the Indemnifying Person shall have been prejudiced thereby.

(b) The Indemnified Person shall give notice as promptly as is reasonably practicable, but in any event no later than ten (10) Business Days after receiving notice thereof, to the Indemnifying Person of the assertion of any claim, or the commencement of any action, suit, claim or proceeding, by any unaffiliated third Person (a “Third-Party Claim”) in respect of which indemnity may be sought under the Agreement or this Sale Supplement (which notice shall specify in reasonable detail the nature and amount of such claim); provided, however, that the failure of the Indemnified Person to give such notice shall not relieve the Indemnifying Person of its obligations under this Section 8.3 except to the extent (if any) that the Indemnifying Person shall have been prejudiced thereby. The Indemnifying Person may, at its own expense, (i) participate in the defense of any such Third-Party Claim, and (ii) upon notice to the Indemnified Person, at any time during the course of any such Third-Party Claim, assume the defense thereof with counsel of its own choice and, in the event of such assumption, shall have the exclusive right, subject to clause (i) in the proviso in Section 8.3(c), to settle or compromise such Third-Party Claim. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Person. Whether or not the Indemnifying Person chooses to defend or prosecute any such Third-Party Claim, all of the parties hereto shall cooperate in the defense or prosecution thereof.

(c) Any settlement or compromise made or caused to be made by the Indemnified Person (unless the Indemnifying Person has the exclusive right to settle or compromise under clause (ii) of Section 8.3(b) or the Indemnifying Person, as the case may be), of any such Third-Party Claim shall also be binding upon the Indemnifying Person or the Indemnified Person, as the case may be, in the same manner as if a final judgment had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, however, that (i) no obligation, restriction, loss or admission of guilt or wrongdoing shall be imposed on the Indemnified Person as a result of such settlement or compromise without its prior written consent and (ii) the Indemnified Person will not compromise or settle any Third Party Claim without the prior written consent of the Indemnifying Person.

(d) Except as specifically provided for in the Agreement or this Sale Supplement, no claim may be made by an Indemnified Person for any special, indirect, punitive or consequential damages (“Special Damages”) in respect of any breach or wrongful conduct (whether the claim therefor is based on contract, tort or duty imposed by law) in connection with, arising out of, or in any way related to the transactions contemplated, or relationship established, by this Agreement or any Sale Supplement, or any act, omission or event occurring in connection herewith or therewith, and to the fullest extent permitted by law, each of Seller and Purchaser hereby waives, releases and agrees not to sue upon any such claim for Special Damages, whether or not accrued or whether or not known or suspected to exist in its favor.

8.4 Tax Treatment. (a) Seller and Purchaser agree that all payments made by any of them to or for the benefit of the other under this Article 8, under other indemnity provisions of the Agreement or this Sale Supplement and for any misrepresentations or breaches of warranties or covenants, shall be treated as adjustments to the Purchaser Price for tax purposes and that such treatment shall govern for purposes hereof except to the extent that the Applicable Laws of a particular jurisdiction provide otherwise.

(b) Seller, Purchaser and each of their respective Affiliates agree that entering into this Sale Supplement shall be treated for all tax purposes as a sale of the Servicing Rights Assets and the Purchaser shall be treated as the beneficial owner of the Servicing Rights Assets for tax purposes as a result of entering into this Sale Supplement. The parties covenant and agree to take no position for Tax purposes contrary to the foregoing tax treatment, and to prevent any Affiliate from taking such a contrary position.

(c) All payments made pursuant to this Agreement shall be made free and clear and without deductions of any kind for taxes.

8.5 Survival. The parties’ obligations under this Article 8 shall survive any termination of the Agreement and/or this Sale Supplement.

8.6 Additional Indemnification. (a) Without limiting Seller’s obligations under Article 8 of this Sale Supplement, it is agreed by the parties that if Seller is terminated as servicer under any Deferred Servicing Agreement as a result of any action described in clauses (a) through (e) of Section 8.1 above or pursuant to the penultimate sentence of Section 6.2, Seller shall also pay to Purchaser, as reasonable and just compensation for such termination, an amount equal to the following as liquidated damages, and not as penalty, in the event of such a termination: the sum of (i) the outstanding amount of all Servicing Advance Receivables and DSF arising thereunder and (ii) the product of (I) the Servicing Fee Rate minus 0.02, (II) 1.5 and (II) the aggregate unpaid principal balance of the Mortgage Loans subject to such Servicing Agreement at the time of termination.

8.7 Specific Performance. Notwithstanding any other provision of the Agreement or this Sale Supplement, (i) it is understood and agreed that the remedy of indemnity payments pursuant to this Article 8 and other remedies at law would be inadequate in the case of any actual or threatened breach of the Agreement or this Sale Supplement by Seller and (ii) Purchaser shall be entitled, without limiting its other remedies and without the necessity of proving actual damages or posting any bond, to equitable relief, including the remedy of specific performance or injunction, with respect to any breach or threatened breach of such covenants. Such relief shall be in addition to, and not in lieu of, all other remedies available at law or in equity to such party under the Agreement and this Sale Supplement.

8.8 Current Excess Servicing Spread Acquisition Agreement. The Seller shall not amend, waive or otherwise modify any Current Excess Servicing Spread Acquisition Agreement related to any Servicing Agreement if such amendment, waiver or other modification could reasonably be expected to materially and adversely affect the Purchaser or delay the remittance of Servicing Fees pursuant to Section 2.5.

ARTICLE 9

GRANT OF SECURITY INTEREST

9.1 Granting Clause. Seller and Purchaser intend that the sale of the Transferred Assets pursuant to this Sale Supplement and the Agreement constitutes a valid sale of the Transferred Assets from Seller to Purchaser, conveying good title thereto free and clear of any Lien, and that the beneficial interest in and title to the Transferred Assets not be part of Seller’s estate in the event of the bankruptcy of Seller. Notwithstanding the foregoing, to secure its performance of its obligations under the Agreement and this Sale Supplement, Seller hereby grants to Purchaser a security interest in all of its right, title and interest in and to the following, whether now owned or hereafter acquired, and all monies “securities,” “instruments,” “accounts,” “general intangibles,” “payment intangibles,” “goods,” “letter of credit rights,” “chattel paper,” “financial assets,” “investment property,” (each as defined in the applicable UCC) and other property consisting of, arising from or relating to any of the following:

(a) the Servicing Rights in respect of all of the Mortgage Loans and REO Properties related to the Servicing Agreements, in each case together with all related security, collections and payments thereon and proceeds of the conversion, voluntary or involuntary of the foregoing;

(b) the Rights to MSRs with respect to each Servicing Agreement;

(c) all Servicing Fees, Ancillary Income and Prepayment Interest Excess received under the Servicing Agreements and subject to Section 6.10 of this Sale Supplement;

(d) all income from amounts on deposit in Custodial Accounts and related Escrow Accounts related to the Servicing Agreements;

(e) all files and records in Seller’s possession or control, including the related Database, relating to the assets specified in clauses (a) through (d);

(f) all causes of action, lawsuits, judgments, claims, refunds, choses in action, rights of recovery, rights of set-off, rights of recoupment, demands and any other rights or claims of any nature, whether arising by way of counterclaim or otherwise, available to or being pursued by Seller to the extent related exclusively to any of the foregoing and/or the Assumed Liabilities;

(g) all equity interests in the Advance SPEs;

(h) all Servicing Advance Receivables and DSF in respect of the Servicing Agreements and all monies due or to become due and all amounts received or receivable;

(i) any rights to exercise any optional termination or clean-up call provisions under such Servicing Agreements, other than any rights of Seller to exercise any optional termination or clean-up call provisions under a Servicing Agreements in its capacity as a master servicer (except to the extent that the Seller is identified as the “Master Servicer” but performs the primary servicing function with respect to the related Mortgage Loans); and

(j) any proceeds of any of the foregoing (collectively, the “Collateral”).

This Sale Supplement shall constitute a security agreement under applicable law. Seller agrees that from time to time it shall promptly execute and deliver all additional instruments and documents and take all additional action that Purchaser may reasonably request in order to perfect the interests of Purchaser in, to and under, or to protect, the Collateral or to enable Purchaser to exercise or enforce any of its rights or remedies hereunder. To the fullest extent permitted by applicable law, Seller hereby authorizes Purchaser to file financing statements and amendments thereto in connection with the grant of a security interest pursuant to this Section 9.1. Seller covenants and agrees to take all necessary action to prevent the creation or imposition of any Lien upon any of the Collateral, and to maintain the Collateral free and clear of all Liens, other than the Lien securing the obligations of Seller arising under this Sale Supplement.

ARTICLE 10

MISCELLANEOUS PROVISIONS

10.1 Further Assurances. Without limiting Section 5.7 of the Agreement, each party hereto shall execute and deliver in a reasonable timeframe such reasonable and appropriate additional documents, instruments or agreements and take such reasonable actions as may be necessary or appropriate to effectuate the purposes of this Sale Supplement at the request of the other party. Without limiting the foregoing, the Seller agrees that it will promptly at Purchaser’s request execute and deliver an one or more assignment and assumption agreements, in form mutually agreed to by the parties, one or more equity interest assignments, in form mutually agreed to by the parties, or such other documents, instruments or agreements as Purchaser may reasonably request to evidence the transfers of Rights to MSRs pursuant to Section 2.1, Servicing Rights pursuant to Section 2.2, Advance SPEs pursuant to Section 3.1 and Transferred Receivables Assets pursuant to Section 3.3.

10.2 Compliance with Applicable Laws; Licenses. Seller will comply with all Applicable Laws in connection with the performance of its obligations under the Agreement and this Sale Supplement. Seller shall maintain all necessary licenses and approvals in each jurisdiction where the failure to do so would materially and adversely affect the ability of Seller to perform its obligations under the Agreement and this Sale Supplement.

10.3 Merger, Consolidation, Etc. Seller will keep in full effect its existence, rights and franchises as a limited liability company, and will obtain and preserve its qualification to do business as a foreign organization in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of the Agreement, this Sale Supplement, each Deferred Servicing Agreement or any of the Deferred Mortgage Loans, or to perform its duties under the Agreement or this Sale Supplement. Seller may be merged or consolidated with or into any Person, or transfer all or substantially all of its assets to any Person, in which case any Person resulting from any merger or consolidation to which Seller shall be a party or acquiring all or substantially all of the assets of Seller, or any Person succeeding to the business of Seller shall be the successor of Seller hereunder and under the Agreement, without the execution or filing of any paper or any further act on the part of any of the parties hereto; provided, however, that the successor or surviving Person shall be an institution whose deposits are insured by FDIC or a company whose business includes the servicing of mortgage loans and shall have a tangible net worth not less than $25,000,000.

10.4 Annual Officer’s Certificate. Not later than March 15 of each calendar year commencing in 2014, Seller shall deliver to Purchaser an Officer’s Certificate stating, as to each signatory thereof, that (i) a review of the activities of Seller during the preceding year and of performance under the Agreement and this Sale Supplement has been made under such officers’ supervision and (ii) to the best of such officer’s knowledge, based on such review, Seller has fulfilled all of its obligations under the Agreement and this Sale Supplement in all material respects throughout such year, or, if there has been a default in the fulfillment of any such obligation in any material respect, specifying each such default known to such officer and the nature and status thereof.

10.5 Accounting Treatment. Notwithstanding Section 8.14 of the Agreement, the parties acknowledge that until such time as the Third Party Consents with respect to a Servicing Agreement are obtained, the parties shall treat the transaction hereunder with respect to the Servicing Rights as a financing for accounting purposes.

10.6 Incorporation. The provisions of Article 8 of the Agreement are hereby incorporated into this Sale Supplement by reference, mutatis mutandis, as if its provisions were fully set forth herein. To the extent that any provision of Article 8 of the Agreement conflicts with this Sale Supplement, the provisions of this Sale Supplement shall govern and control.

10.7 Third Party Beneficiaries. Seller and Purchaser each acknowledges and agrees that the indenture trustee, on behalf of the holders of related notes, with respect to any Servicing Advance Financing Agreements pursuant to which Purchaser has transferred Servicing Advance Receivables and DSF arising under a Deferred Servicing Agreement is an express third party beneficiary of this Sale Supplement and the Agreement solely with respect to the Deferred Servicing Agreements related to such Servicing Advance Financing Agreement.

10.8 Subservicing Supplement. The Seller and the Purchaser hereby covenant to use commercially reasonable efforts to enter into a Subservicing Supplement promptly following the execution hereof in order to evidence subservicing arrangements in respect of any Transferred Servicing Agreements. The Subservicing Supplement shall not conflict with the Subservicing Agreement. The fee allocation economics under such Subservicing Supplement shall be substantially identical to the fee allocation economics hereof with respect to the Deferred Servicing Agreements.

ARTICLE 11

CALL RIGHT

11.1 Call Right. At any time during the Call Period, Purchaser shall have the right, but not the obligation, to purchase from Seller, on the terms set forth in this Article 11, and upon the exercise of such right (the “Call Right”), Seller shall have the obligation to transfer to Purchaser, any or all of the assets set forth on Schedule VII (the “Call Assets”). The rights contemplated by this Article XI may be effected in one or more transactions.

11.2 Call Notice. Purchaser shall have the right to exercise the Call Right hereunder by providing written notice (a “Call Notice”) to Seller at any time prior to June 30, 2014. A Call Notice may be revoked at any time. Such Call Notice shall specify the specific Call Assets to be acquired. Seller shall not (i) directly or indirectly, sell, exchange, transfer, assign, participate or otherwise dispose of any of the Call Assets or (ii) give, encumber, assign, pledge, mortgage, hypothecate or otherwise use as collateral or other security all or any part of the Call Assets without the written consent of Purchaser, in each case, except, with respect to Servicing Advance Receivables and DSF, in connection with the transactions contemplated by (x) the Indenture, dated as of June 7, 2013, between Nationstar Mortgage Advance Receivables Trust, The Bank of New York Mellon, a New York banking corporation, as trustee, as calculation agent, as paying agent, and as securities intermediary, Nationstar Mortgage LLC, as administrator and as servicer, and the “Administrative Agents” from time to time parties thereto or (y) the Indenture, dated as of July 1, 2013, between Nationstar Servicer Advance Receivables Trust 2013-BofA, Wells Fargo Bank, National Association, as trustee, as calculation agent, as paying agent, and as securities intermediary, Nationstar Mortgage LLC, as administrator and as servicer, and the “Administrative Agents” from time to time parties thereto.

11.3 Call Asset Closing. The closing of the purchase of any Call Assets from Seller (a “Call Asset Closing”) shall take place as soon as reasonably practicable after the date of delivery of the Call Notice to Seller, or as otherwise agreed by Purchaser and Seller. Each Call Asset Closing shall take place, in any case, at 10:00 a.m. (New York time), at the principal offices of Purchaser, or at such other date, time or place as the parties to may agree. At any Call Asset Closing, Seller shall transfer and deliver to Purchaser, full right, title and interest in and to the Call Assets purchased by Purchaser, free and clear of all liens, security interests, adverse claims or restrictions of any kind and nature (except as otherwise set forth in this Agreement). Simultaneously with such transfer of Call Assets, the Purchaser shall deliver to Seller, by wire transfer of immediately available funds to such bank account as Seller shall designate, the purchase price for the Call Assets being purchased by Purchaser.

11.4 Transfer of Call Right. Notwithstanding any provision of this Agreement to the contrary, Purchaser may transfer the right to purchase any Call Assets at the Call Asset Closing to any designee that is an Affiliate of or other entity managed by New Residential Investment Corp.

11.5 Sale Supplement. The terms of any sale of any Call Asset to the Purchaser shall be made pursuant a Sale Supplement on terms substantially similar to the terms hereof (it being understood that the same “Termination Events” shall apply thereto) except that no Sale Supplement related to the sale of any Call Assets shall constitute a “Group 1” Sale Supplement for purposes of the Agreement. For purposes of any such Sale Supplement, (i) Nationstar Servicer Advance Facility Transferor, LLC 2013-BofA, a Delaware limited liability company, shall constitute an “Advance SPE”, (ii) Nationstar Servicer Advance Receivables Trust 2013-BofA shall constitute an Advance SPE Issuer, (iii) the Indenture dated as of July 1, 2013 among Nationstar Servicer Advance Receivables Trust 2013-BofA, as issuer, Wells Fargo Bank, National Association, as indenture trustee, the Seller, as Servicer and Administrator and the “Administrative Agents” from time to time parties thereto, and each other “Transaction Document” as such term is defined therein, in each case as the same may be amended, extended, refinanced, replaced or restructured from time to time shall constitute “Servicing Advance Financing Agreements” and (iv) if requisite consents to the transfer thereof are obtained (a) Nationstar Mortgage Advance Receivables Trust, a Delaware statutory trust, shall constitute an “Advance SPE Issuer”, (b) Nationstar Advance Funding III LLC, shall constitute an “Advance SPE” and (c) the “NMART Indenture” identified on Schedule VII hereto and each other “Transaction Document” as such term is defined therein, in each case as the same may be amended, extended, refinanced, replaced or restructured from time to time shall constitute “Servicing Advance Financing Agreements”. The indenture trustees on behalf of noteholders under the Servicer Advance Financing Agreements may be intended third party beneficiaries hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Sale Supplement to be executed and delivered by its respective officer thereunto duly authorized as of the date above written.

NATIONSTAR MORTGAGE LLC

By:	/s/ Amar Patel
Name: Amar Patel
Title: Executive Vice President

ADVANCE PURCHASER LLC

By:	/s/ Cameron MacDougall
Name: Cameron MacDougall
Title: Secretary

Signature Page to Sale Supplement

Exhibit A Form of Monthly Remittance Report

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